Exhibit 10.3

TRUE RELIGION APPAREL, INC.

September 28, 2012

Lynne Koplin

Re:      Amendment to Employment Agreement

Dear Ms. Koplin:

Reference is made to that certain Employment Agreement, dated December 16, 2009, by and between Lynne Koplin (“you”) and True Religion Apparel, Inc. (the “Company”), as amended on August 13, 2010 and October 27, 2011 (the “Agreement”).

The Company and you hereby agree to amend the Agreement such that the reference to “ninety (90) days” in Section 3 of the Agreement is hereby deleted in its entirety and replaced with “sixty (60) days”.

The intention of this letter agreement is solely to extend by 30 days the date by which notice of election not to extend must be given by either party under Section 3 of the Agreement.  All other terms and conditions of the Agreement, including the expiration date of the current term of the Agreement, shall remain in full force and effect.  Therefore, following execution of this letter agreement, you shall maintain your title and authority as President of the Company and you and the Company shall be expected to continue fulfilling all of your and our respective duties and responsibilities in accordance with the Agreement.  You acknowledge that the Company cannot provide any assurances at this time as to whether it will extend the term of the Agreement or elect not to so extend. You represent and warrant to the Company that you have had an opportunity to review this letter agreement with independent legal counsel, and have executed this letter agreement based upon your own judgment and advice of your independent legal counsel (if sought).

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first written above.

True Religion Apparel, Inc.

By:	/s/ Seth R. Johnson
Name:	Seth R. Johnson
Title:	Lead Director

ACCEPTED AND AGREED TO:

/s/ Lynne Koplin
Lynne Koplin